Exhibit 10.3
January 31, 2022
Re: Vesting Acceleration Benefit
Dear Carrie:
We are pleased to inform you that the Compensation Committee of the Board of Directors (the “Board”) of Opendoor Technologies Inc. (the “Company”) has approved the vesting acceleration terms described in this letter agreement (this “Agreement”), which shall be applicable to (1) the equity awards previously granted to you that are subject to service-based vesting conditions and (2) any equity awards granted to you in the future that are subject to service-based vesting conditions (collectively, the “Awards”). The Awards do not include any equity awards that are subject to performance-based vesting conditions. Capitalized terms used in this Agreement and not defined herein shall have the meanings given to such terms in the Company’s 2020 Incentive Award Plan (the “2020 Plan”).
Award Vesting Acceleration. Notwithstanding anything in the Opendoor Labs Inc. 2014 Stock Plan (the “2014 Plan”) or the 2020 Plan to the contrary, if (1) the Company consummates a Change in Control and (2) your employment with the Company is terminated without Cause (as defined below) or if you resign from the Company for Good Reason (as defined below), in either case in connection with or within 12 months after the Change in Control, then effective as of your employment termination date, 100% of your then-unvested Awards shall become fully vested as to service. In order to be eligible to receive the acceleration described above, you must: (A) continue to comply with your obligations under your employment offer letter, effective September 3, 2020 (the “Offer Letter”) and your Confidential Information and Inventions Assignment Agreement, effective September 3, 2020 (the “Confidentiality Agreement”); and (B) execute and deliver to the Company, and allow to become effective, a general release of claims in favor of the Company in the standard form provided by the Company to its executive officers within the applicable time period set forth therein.
Defined Terms.
For purposes of this Agreement, “Cause” has the meaning set forth in the Offer Letter. For the avoidance of doubt, death and disability will not constitute “Cause” for purposes of this Agreement.
For purposes of this Agreement, “Good Reason” has the meaning set forth in the Offer Letter. In order to resign for Good Reason, you must provide written notice to the Company’s Chief Executive Officer within 30 days after you obtain actual knowledge of the existence of Good Reason, setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.
Miscellaneous. This Agreement sets forth the entire understanding between you and the Company with respect to the subject matter hereto and supersedes all prior oral and written agreements, promises and/or representations on that subject, including, but not limited to, the Offer Letter and the award agreements evidencing your Awards. This Agreement is not an agreement of employment and shall not confer upon you any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate your employment or service arrangement at any time or for any reason with or without notice. This Agreement will be binding upon any surviving entity resulting from a Change in Control of the Company and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder. The terms of this Agreement, and any action arising hereunder, shall be governed by and construed in accordance with the domestic laws of the State of Delaware giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware and you hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of Delaware for any lawsuit filed there against you by the Company arising from or related to this Agreement.

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Except as provided herein, all terms and conditions of your Awards and any other written agreement between you and the Company remain in full force and effect and are not amended by this Agreement.
Please countersign below to acknowledge your receipt of this Agreement and your agreement to the terms described herein.
With best regards,

Andrew Low Ah Kee
President
Opendoor Technologies Inc.

Acknowledged and agreed:

Name: Carrie Wheeler
Date:2/8/2022